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                                                                    EXHIBIT 5.1


                                 [LETTERHEAD]


                                                                   FILE NUMBER
                                                                      788650

                                March 29, 1996

Bedford Property Investors, Inc.
Attn:   Donald A. Lorenz,
        Executive Vice President
        and Chief Financial Officer
270 Lafayette Circle
Lafayette, California 94549

        Re:  Bedford Property Investors, Inc.
             --------------------------------

Ladies and Gentlemen:

        We have acted as Maryland counsel to Bedford Property Investors, Inc., a Maryland corporation (the "Company"), in connection with certain matters of Maryland law arising out of Amendment No. 1 to the Registration Statement on Form S-2, filed by the Company to register 3,852,500 shares (the "Shares") of the Company's Common Stock, $.02 par value per share ("Common Stock"), under the Securities Act of 1933, as amended (the "1933 Act"). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Registration Statement.

        In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined the originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

        1. The Registration Statement on Form S-2, filed by the Company with the Securities and Exchange Commission on February 14, 1996 (the "Registration Statement");

        2. The charter of the Company, as amended (the "Charter"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

        3. The Bylaws of the Company, certified as of a recent date by the Secretary of the Company;

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Bedford Property Investors, Inc.
March 29, 1996
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        4.  A certificate as of a recent date of the SDAT as to the good standing of the Company;

        5. Resolutions provided by Shearman & Sterling, counsel to the Company, which have been adopted by the Board of Directors and are to be adopted by the Pricing Committee of the Board of Directors (the "Pricing Committee Resolutions"), regarding the issuance of the Shares, certified as of a recent date by the Secretary of the Company;

        6. A certificate executed by Jennifer I. Mori, Secretary of the Company, dated March 29, 1996; and

        7. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

        In expressing the opinion set forth below, we have assumed, and so far as is known to us, there are no facts inconsistent with the following:

        1. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of all of the parties set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms except as limited (a) by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting the enforcement of creditors' rights or (b) by general equitable principles.

        2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

        3. Each individual executing any of the Documents is legally competent to do so.

        4. All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There are no oral or written modifications of or amendments to the Documents, and there has been
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Bedford Property Investors, Inc.
March 29, 1996
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no waiver of any of the provisions of the Documents, by actions or conduct of the parties or otherwise.

        5. The Pricing Committee Resolutions will be adopted by the Pricing Committee of the Board of Directors prior to the offering of any of the Securities.

        The phrase "known to us" is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services in connection with the issuance of this opinion.

        Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

        1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

        2. The Shares have been duly authorized and, when sold and delivered against payment therefore in the manner described in such authorization, will be validly issued, fully paid and nonassessable.

        The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with securities (or "blue sky") laws of the State of Maryland or as to federal or state law regarding fraudulent transfers. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements. We assume no further obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

        This opinion is being furnished to you solely for your benefit and may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without, in each instance our prior written consent.
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Bedord Property Investors, Inc.
March 29, 1996
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        We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the use of the anme of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

                                        Very truly yours,

                                        /s/ BALLARD SPAHR ANDREWS & INGERSOLL